Exhibit 10.13

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement” is entered into as of this 1st day of March, 2005, by and between Steven Robert Carlson (“Executive”) and OMP, Inc., a Delaware corporation (the “Company”). Capitalized terms not otherwise defined in the text of this Agreement have the meanings set forth in Appendix A, which is incorporated into this Agreement by reference.

Background

The Executive’s experience and demonstrated skills and abilities and his unique qualifications are needed by the Company, and the Company has determined that it is in the best interests of the Company and its stockholders to engage Executive as the Company’s President; and

The Company recognizes the need to provide Executive with a level of compensation and relative security that provides him the necessary economic and performance incentives that will be of benefit to the Company stockholders in the long term.

THEREFORE, the Company has offered Executive employment for compensation and other benefits set forth in this Agreement, and Executive is willing to accept employment on such terms, of which terms, including, but limited to duties, responsibilities, title, salary and benefits may not be reduced at any time during this Agreement. The parties agree as follows:

ARTICLE I

EMPLOYMENT

1.1       Employment by the Company of Executive and Acceptance by Executive. The Company employs Executive during the term of this Agreement in such capacities and upon such conditions concerning rates of compensation, benefits and other matters as are hereinafter stated. Executive accepts such employment and agrees to devote a significant majority of his business time, attention and energies exclusively to the business interests of the Company, while employed by the Company except as otherwise specifically approved in writing by or on behalf of the Company’s Board of Directors (the “Board”), which approval shall not be unreasonably withheld. Notwithstanding the foregoing, Executive may serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments without such advance written consent, provided that such activities do not individually or in the aggregate materially interfere with the performance of his duties under this Agreement.

1.2       Capacity. Executive shall be employed during the term of this Agreement as President of the Company with such duties, functions, responsibilities and authority that are commensurate with and appropriate for such position and as are from time-to-time set forth in the Bylaws of the Company reporting to the Chief Executive Officer (“CEO”) and otherwise delegated to Executive by the CEO including but not limited to managing the day to day operations of the Company including the 2005 Bonus Plan, Profit Forecasts, Budgets and Ongoing Strategic Planning. Executive shall spend such time in Long Beach, California as his responsibilities and duties require.

1.3       Indemnification. The Company shall indemnify Executive to the maximum extent permitted by applicable law and the Company’s Bylaws with respect to Executive’s service and the Executive shall also be covered under a directors and officers liability insurance policy(ies) paid for by the Company to the extent that the Company maintains such a liability insurance policy(ies).

1.4       Term. Subject to the other provisions of this Agreement, the term of this Agreement and Executive’s employment shall be deemed to have commenced on March 1, 2005 upon signing of the Agreement, and shall continue for a period of three years or until the occurrence of an Event of Termination (as defined in Section 3.1) (the “Initial Term”). Following the expiration of the Initial Term, the Initial Term shall be automatically renewed for successive one-year periods (collectively, the “Renewal Terms”; individually, a “Renewal Term”) unless, at least sixty (60) days prior to the expiration of the Initial Term or of the then current Renewal Term, either party provides the other with a notice of intention not to renew, in which case Executive’s employment with the Company, and the Company’s obligations shall terminate as of the end of the Initial Term or said Renewal Term, as applicable. If the Initial Term is renewed, the terms of this Agreement during such Renewal Term shall be the same as the terms in effect immediately prior to such renewal, subject to any such changes or modifications as mutually may be agreed between the parties as evidenced in a written instrument signed by both the Company and Executive.

ARTICLE II

COMPENSATION, BENEFITS AND EXPENSE REIMBURSEMENT

2.1       Compensation and Benefits. For services rendered pursuant to this Agreement, Executive’s compensation and benefits will consist of the following:

(a)       Base Salary. The Company agrees to pay to Executive in accordance with its normal payroll practices (but not less frequently than monthly), and Executive agrees to accept, during the Initial Term of this Agreement an annual base salary at the rate of Three Hundred Thousand Dollars ($300,000) per year or such greater amount as the Board or the compensation committee thereof (the “Compensation Committee”) may from time-to-time determine (the “Base Salary”). Such Base Salary shall be reviewed at least annually by the Board or the Compensation Committee. Effective as of the date of any such increase, the Base Salary as so increased shall be considered the new Base Salary for all purposes of this Agreement.

(b)       Bonus Opportunity. The Board or the Compensation Committee shall award Executive an annual bonus (the “Bonus”) of up to fifty percent (50%) of the Base Salary based on achievement of the benchmarks related to OMP’s revenue and EBITDA or such other objectives which shall be set by the Compensation Committee of the Board. The objectives for the Bonus during the first year of the Initial Term are attached hereto this contract as Exhibit “A”. The structure of Executive’s Bonus shall be similar to that which has been in effect for key Senior Executives of the Company provided that such Bonus shall be paid in a single lump-sum cash payment as soon as practical after the Compensation Committee can determine whether and the degree to which the objectives have been achieved following the close of the year. The Compensation Committee may, at its discretion, award such other incremental bonus payments as it finds appropriate.

(c)       Benefit Plans. Executive will be eligible to participate in the Company’s retirement plans that are qualified under Section 40I(a) of the Internal Revenue Code of 1986, as amended, and in the Company’s health, disability and other welfare benefit plans that are generally applicable to all executive employees of the Company, in accordance with the terms and conditions thereof.

(d)       Relocation Assistance. The Company agrees to pay the Executive a payment of $50,000 upon execution of this Agreement to cover expenses associated with the Executive establishing housing accommodations for his working in the Long Beach area. The Company further agrees on January 1, 2006 or the next business day thereafter, to pay the Executive an additional $50,000.

The Executive hereby agrees that in the event the Executive voluntarily terminates his employment, as per Section 3.2, within 12 months of receipt of the first payment as described above, the Executive will be required to repay the company the intial $50,000 that was received. Such payment can be paid directly to the Company by the Executive or the Company can deduct the amount due from any final payment owed the Executive per Section 3.2.

(e)       Vacation. Executive shall be awarded three weeks of vacation, consistent with vacation policy for Senior Executives of the Company, for each full year of his employment under this Agreement. Executive shall also be entitled to take 5 additional personal or sick days. Vacation shall cease to accrue if Executive’s accrued but unused vacation reaches a total of seven weeks (“the Cap”) until such time as he takes vacation and his accrual falls below the Cap.

(f)        Upon approval of the Board of Directors, you will be granted options to purchase 250,000 shares of the Company’s non-qualified common stock at the fair market value as determined by the Board. At the sole discretion of the Board of Directors, it may award additional non-qualified, qualified, or incentive stock options to the Executive from time to time. These options shall vest in accordance with and be subject to all other terms of the Company’s Stock Option Plan and Stock Option Agreement attached to this Agreement as Exhibit “B”. Such options will vest over a three (3) year period in equal installments on the anniversary date of your employment in years 1, 2, and 3. In addition, any additional stock awards issued by the Board, beyond the initial 250,000 as specified above, shall be subject to the terms and conditions of such awards at the time of issuance.

2.2       Expenses. The Company shall reimburse Executive for all reasonable expenses incurred in the course of the performance of Executive’s duties and responsibilities pursuant to this Agreement and consistent with the Company’s policies with respect to travel, entertainment and miscellaneous expenses, and the reasonable and customary requirements with respect to the reporting of such expenses.

2.3       Withholding. The Company shall be entitled to withhold from amounts to be paid to Executive hereunder any federal, state or local withholding or other taxes or charges that it is from time-to-time required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of any such withholding shall arise.

ARTICLE III

TERMINATION

Each of the following events shall be considered an “Event of Termination”:

3.1       Termination By the Company For Cause. The Company may terminate this Agreement and Executive’s employment hereunder at any time for Cause by giving notice to Executive stating the basis for such termination, effective immediately upon giving such notice or at such other time thereafter as the Company may designate. If the Executive’s employment is terminated for Cause pursuant to this Section 3.1, notwithstanding the other terms of this Agreement, Executive shall have no further rights against the Company hereunder, except the right to receive (i) any unpaid Base Salary with respect to the period prior to the effective date of termination, and (ii) any accrued but unused vacation, and (iii) reimbursement of expenses to which Executive is entitled under Sections 2.1(d) and 2.2 hereof. All unexercised options, vested and unvested, shall immediately terminate.

3.2       Executive Resigns or Voluntarily Terminates Employment. While Executive expects to fulfill the obligations of his employment to the satisfaction of the Board, and maintain his employment throughout the term of this Agreement, Executive may terminate his employment under this Agreement if Executive provides the Company at least sixty (60) days advance written notice. During this notice period, Executive may be relieved of any responsibilities. The Company and the Executive will meet and discuss a mutually satisfactory way to make any necessary transition. If Executive’s employment is terminated by the Executive pursuant to this Section 3.2. notwithstanding the other terms of this Agreement, Executive shall have no further rights against the Company hereunder, except for the right to receive (i) any unpaid Base Salary with respect to the period prior to the effective date of termination, (ii) Base Salary during the 60 day notice period whether relieved of his duties or not, (iii) any accrued but unused vacation, and (iv) reimbursement of expenses to which Executive is entitled under Sections 2.1 (d) and 2.2 hereof. All unexercised and unvested options shall immediately terminate and all unexercised and vested options must be exercised by the Executive within ninety (90) days of termination of employment or they shall terminate.

3.3       Termination by Death or Disability. Executive’s employment and the Company’s obligations under this Agreement shall terminate as follows: (i) automatically, effective immediately and without any notice being necessary, upon Executive’s death; and (ii) in the event that Executive becomes Disabled, by the Company giving notice of termination to Executive. If Executive’s employment is terminated pursuant to this Section 3.3 because of the Executive’s death or disability, notwithstanding the other terms of this Agreement, Executive shall have no further rights against the Company hereunder, except for the right to receive (i) any unpaid Base Salary with respect to the period prior to the effective date of termination plus a continuation of the Base Salary for a period of six (6) months after the termination of employment and (ii) any accrued but unused vacation, and (iv) reimbursement of expenses to which Executive is entitled under Sections 2.1d and 2.2 hereof, plus the greater of any accrued Bonus or Bonus prorated for the period through the termination, that has been earned but not yet paid with respect to the period prior to the effective date of termination. All unexercised and vested options must be exercised by the Executive, or Executive’s estate, within one hundred eighty (180) days of termination of employment or they shall terminate.

3.4       Termination by the Company Without Cause. While the Company and Executive both expect to maintain a satisfactory relationship throughout the term of this Agreement, the Company may terminate Executive’s employment without Cause. If Executive’s employment is terminated by the Company without Cause pursuant to this Section 3.4, notwithstanding the other terms of this Agreement, Executive shall have the right to receive (i) any unpaid Base Salary plus the greater of any accrued Bonus or Bonus prorated for the period through termination that has been earned but not yet paid with respect to the period prior to the effective date of termination payable on the regularly payroll dates, (ii) any accrued but unused vacation, and (iv) an amount equal to eighteen (18) months of Base Salary, and (v) reimbursement of expenses to which Executive is entitled under Sections 2.1(d) and 2.2 hereof and (vi) if Executive elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of l985 (“COBRA”) following the termination of his employment, then the Company shall pay Executive’s monthly premium under COBRA (including any premium for coverage of Executive’s spouse and/or dependents) as is consistent with the Senior Executive Cobra Coverage. In addition, the number of shares subject to Executive’s outstanding options equal to the number of shares that would vest over the twelve (12) month period following Executive’s termination of employment, shall immediately vest and become exercisable. Except for COBRA premium payments and stock option vesting, all amounts payable under this Section 3.4 shall be paid in a single-lump sum cash payment as soon as practicable after termination of Executive’s employment, which in no event shall be more than thirty (30) days after Executive’s termination of employment.

All unexercised and vested options must be exercised by the Executive within one hundred and eighty (180) days of termination of employment or they shall terminate.

3.5       Termination of Employment in Connection with a Change in Control. Executive shall be entitled to terminate his employment within one (1) year following a Change in Control and for Good Reason or the Company or any successor company terminates Executive’s employment within one (1) year following a Change in Control other than for Cause, notwithstanding the other terms of this Agreement, Executive shall have no further rights against the Company or the successor company hereunder, except for the right to receive (i) any unpaid Base Salary plus any accrued Bonus or Bonus that has been earned but not yet paid with respect to the period prior to the effective date of termination, (ii) any accrued but unused vacation and (iii) an amount equal to eighteen (18) months of Base Salary, (iv) reimbursement of expenses to which Executive is entitled under Sections 2.1(d) and 2.2 hereof and (vi) if Executive elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following the termination of his employment, then the Company shall pay Executive’s monthly premium under COBRA (including any premium for coverage of Executive’ s spouse and/or dependents) as is consistent with the Senior Executive Cobra Coverage. In addition, the number of shares subject to Executive’s outstanding options equal to the number of shares that would vest over the twelve (12) month period following Executive’s termination of employment shall immediately vest and become exercisable. Except for COBRA premium payments and stock option vesting, all amounts payable under this Section 3.4 shall be paid in a single-lump sum cash payment as soon as practicable after termination of Executive’s employment, which in no event shall be more than thirty (30) days after Executive’s termination of employment.

The Executive will have one hundred and eighty (180) days to exercise any such options vested but not yet exercised from the termination of employment or they shall terminate.

In the event that any payment or benefit received or to be received by Executive pursuant to this Agreement or otherwise from the Company or any successor of the Company would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties with respect to such excise tax (such excise tax and any such interest and penalties are collectively referred to herein as the “Excise Tax”), then Executive shall be entitled to either the full amount of the payments and benefits or such lesser amount that would result in no portion of the payments or benefits being subject to excise tax under Code Section 4999, whichever of the foregoing amounts results in the receipt by Executive, on an after-tax basis, of the greater payment. Unless the Company and Executive otherwise agree in writing, any calculation required under this Section 3.5 shall be made in writing by independent public accountants agreed to by the Company and Executive, whose calculation shall be conclusive and binding upon Executive and the Company for all purposes. The Company and Executive shall furnish to the accountants such information and documents as the accountants may reasonably request in order to make a determination under this Section 3.5. All fees and expenses of the accounting firm shall be borne solely by the Company.

3.6       Contingent on Release. Payments under this Section 3.6 related to termination are contingent upon Executive’s execution of a full and complete release,

substantially in the form of Exhibit “C”, at the time of termination, but prior to receipt of any compensation or benefits in excess of the compensation or benefits already earned and accrued. Payments shall be paid in a one time lump sum commensurate with the Executive’s execution of a full and complete release.

ARTICLE IV

CONFIDENTIALITY

4.1       Confidential Information. Executive acknowledges that he has been required to use his personal intellectual skills on behalf of the Company, its subsidiaries and affiliates (the term “Company” as used in this Article IV shall include such subsidiaries and affiliates) and that it is reasonable and fair that the fruits of such skills should inure to the sole benefit of the Company. Executive further acknowledges that he has acquired information of a confidential nature relating to the operation, finances, business relationships and trade secrets and other intellectual property of the Company (“Confidential Information”). During the Initial Term and the Renewal Term, and for a period of five (5) years following termination of employment, Executive will not, except in the course of Executive’s regular authorized duties on behalf of the Company, or with the prior written, consent of the Company, permit disclosure, use, publish, disclose or authorize anyone else to use, publish or disclose, any Confidential Information of the Company. Executive shall not remove or retain any Confidential Information of the Company, except for use in the course of Executive’s regular authorized duties on behalf of the Company. The foregoing notwithstanding, Executive has no obligation to refrain from using, publishing or disclosing any such Confidential Information that is or hereafter shall become part of the public domain, other than by use, publication or disclosure by Executive. This prohibition also does not prohibit Executive’s use of general skills and know-how acquired during and prior to employment with the Company, as long as such use does not involve the use, publication or disclosure of the Company’s Confidential Information or trade secrets. Executive represents that he shall not, during his employment with the Company, improperly use or disclose the trade secrets of former employers and that he has returned all property and confidential information belonging to all former employers.

4.2       Agreement to Transfer. Executive shall without further payment, assign, transfer and set over, and does hereby assign, transfer and set over, to the Company, its successors and assigns, all Executive’s right, title and interest in and to all trade secrets, secret processes, inventions, improvements, patents, patent applications, trademarks, trademark applications, copyrights and any and all intellectual property rights which Executive solely or jointly with others has conceived, made, acquired or suggested at any time during employment or within a one-year period after termination of employment and which relate to the existing or potential products, processes, work, research or other activities of the Company.

4.3       Prohibited Activity. Executive agrees that during the Initial Term, any Renewal Term and for a period of eighteen (18) months after termination of employment, without the Company’s express written consent, Executive shall not, directly or indirectly, (i) employ, solicit for employment or recommend for employment any person employed by the Company (or any Affiliate of the Company) or (ii) engage in any activity that is or may be competitive with the Company in any county of any state or other jurisdiction where the Company conducts its business, i.e. engage in any activity or company that sells its aesthetic Rx and OTC products directly to physicians for dispensing said products to their patients. Examples of such Companies are included but not limited to: SkinMedica, JNJ, Connetics, and Medicis.

4.4       Return of Documents. Immediately upon termination of employment, Executive will return to the Company, and so certify in writing to the Company, that the Executive has returned to the Company all the Company’s papers, documents and things, including information stored for use in or with computers and software applicable to the Company’s business (and all copies thereof), which are in Executive’s possession or under Executive’s control.

4.5       No Conflicts. Executive Represents and warrants that Executive has not previously assumed any obligations inconsistent with those of this Agreement and that employment by the Company does not conflict with any prior obligations to third parties.

4.6       Equitable Relief. Executive agrees that any breach of Article IV of this Agreement could cause substantial and irreparable harm to the Company for which money damages would be an inadequate remedy. Accordingly, the Company shall in any such event be entitled to obtain injunctive and other forms of equitable relief to prevent such breach and to recover from Executive the Company’s costs (including without limitation reasonable attorneys’ fees) incurred in connection with enforcing Article IV this Agreement, in addition to any other rights or remedies available at law, in equity or by statute.

ARTICLE V

GENERAL PROVISIONS

5.1       Notices. While the parties enter this Agreement anticipating the communication among them will be open and take place without resorting to unnecessary formalities, in the event that a formal Notice under this Agreement is necessary, such Notice provided for in this Agreement shall be given in writing and shall be deemed given to a party at the earlier of (i) when actually delivered to such party, or (ii) when received by such party after sending by registered or certified mail (return receipt requested) or sent to such party by courier, confirmed by receipt, and addressed to such party at the address designated below for such party as follows (or to such other address for such party as such party may have substituted by notice pursuant to this Section 5.1). However, if the party to receive notice is unavailable or unwilling to make himself available for receipt of such Notice, then Notice will be complete after reasonable efforts to provide Notice have been made under this Section 5.1, and more than five (5) days have passed since attempting to provide Notice.

(a)       If to the Company:

OMP, Inc.
310 Golden Shore
Long Beach, CA 90802
Attn: Chairman of the Compensation Committee
         Chief Executive Officer

with a copy to:

Wes Fredericks
Dorsey and Whitney
250 Park Avenue
New York, New York
10177

(b)                   If to Executive:

Steve R Carlson
615 Hurlingham Ave
San Mateo, CA 94402

With a copy to:

Brian Burr
Orrick, Herrington & Sutcliffe
1020 Marsh Rd
Menlo Park, CA 94025

5.2       Integration. This Agreement constitutes a single, integrated written contract expressing the entire agreement of the parties concerning the subject matter referred to herein and therein. No covenants, agreements, representations, or warranties of any kind whatsoever, whether express or implied in law or fact, have been made by any party hereto, except as specifically set forth in this Agreement. All prior and contemporaneous discussions, negotiations, and agreements have been and are merged and integrated into, and are superseded by, this Agreement and the Agreement.

5.3       Modifications. No modification, amendment, or waiver of any of the provisions contained in this Agreement, or any future representation, promise, or condition in connection with the subject matter of this Agreement, shall be binding upon any party hereto unless made in writing and signed by each of Executive and the Company.

5.4       Assignability. This Agreement and the rights and duties set forth herein may not be assigned by Executive, or by the Company, in whole or in part, except that the Company may assign its rights and obligations to: (i) any affiliated corporations, parent corporations, brother-sister corporations, subsidiaries (whether or not wholly owned), or divisions or (ii) a successor of all or a portion of the Company’s business or (iii) a purchaser of all or substantially all of the Company’s assets if such successor expressly assumes the Company’s obligations hereunder in writing. This Agreement shall be binding on and inure to the benefit of each party and such party’s respective heirs, legal representatives, successors and permitted assigns.

5.5       Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by a single arbitrator in binding arbitration conducted in Los Angeles, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator’s decision shall be in writing. In addition to the Commercial Arbitration Rules of the AAA and unless otherwise agreed to by the parties, the following rules shall apply:

(a)       Each party shall be entitled to discovery exclusively by the following means: (i) requests for admission, (ii) requests for production of documents, (iii) up to 15 written interrogatories (with any subpart to be counted as a separate interrogatory), and (iv) depositions of no more than six individuals.

(b)       Unless the arbitrator finds that delay is reasonably justified or as otherwise agreed to by the parties, all discovery shall be completed, and the arbitration hearing shall commence within five months after the appointment of the arbitrator.

(c)       Unless the arbitrator finds that delay is reasonably justified, the hearing will be completed, and an award rendered within 30 days of commencement of the hearing. The arbitrator’s authority shall include the ability to render equitable types of relief and, in such event, any aforesaid court may enter an order enjoining and/or compelling such actions or relief ordered or as found by the arbitrator. The arbitrator also shall make a determination regarding which party’s legal position in any such controversy or claim is the more substantially correct (the “Prevailing Party”) and the arbitrator shall require the other party to pay the legal and other professional fees and costs incurred by the Prevailing Party in connection with such arbitration proceeding and any necessary court action. However, notwithstanding the foregoing, the parties expressly agree that a court of competent jurisdiction may enter a temporary restraining order or an order enjoining a breach of Article IV of this Agreement pending a final award or further order by the arbitrator. Such remedy, however, shall be cumulative and nonexclusive, and shall be in addition to any other remedy to which the parties may be entitled.

5.6       Severability. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall be limited only to the jurisdiction in which the determination was made and shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall be rewritten or construed in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed herein.

5.7       Waiver of Breach. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

5.8       Governing Law; Construction. This Agreement and the obligations hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of California (without regard to its conflict of laws principles). Any ambiguities in this Agreement shall not be strictly construed against the drafter of the language, but rather shall be resolved by applying the most reasonable interpretation under the circumstances, giving full consideration to the intentions of the parties. The terms of this Agreement are the result of negotiations between the parties. Accordingly, no party shall be deemed to be the drafter of this Agreement.

5.9       Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

5.10     Representation. Company hereby represents and warrants to Executive and acknowledges that Executive is relying on such representations and warranties, that Company has previously disclosed in writing all matters known to Company that could have a material adverse affect on the Company or its business or prospects. The information disclosed to Executive by Company is accurate and complete in all material respects and otherwise contains no material misstatements or omissions.

IN WITNESS WHEREOF, the Parties execute this Agreement as indicated below.

Dated: March 1, 2005	/s/ Steven Robert Carlson
Steven Robert Carlson

Dated: March 1, 2005	By:	/s/ Austin T. McNamara
OMP, Inc.
		Its:	CEO
Obagi Medical Products, Inc.

Appendix A

DEFINITIONS

“Affiliate” shall mean a person, corporation, partnership, limited liability company or other entity which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, OMP, Inc. and shall include Stonington Capital 1994 Fund, L.P.

“Cause” shall mean that the Board of Directors has made a reasonable determination that any of the following exists: (i) Executive has committed gross negligence, or willful misconduct in the performance of Executive’s duties to the Company; which will or has resulted in material loss of business or has materially injured the reputation of the Company; (ii) Executive has repeatedly failed to follow reasonable and lawful instructions from the Board of Directors or the CEO of the Company and has failed to cure that conduct after receiving twenty (20) days written notice from the Board of Directors or the CEO; (iii) Executive has committed a felony deemed by the Company to be adverse to its best interests or reputation; (iv) Executive has misappropriated funds or property of the Company; (v) Executive has attempted to obtain a personal profit from any transaction in which the Company has an interest, and which represents the corporate opportunity of the Company or is adverse to the interests of the Company, unless the transaction was approved in writing by the Company after full disclosure relating to the transaction; or (vi) Executive has breached a material provision of this Agreement or any other material agreement to which Executive and Company are parties or has breached any obligation or duty owed to the Company; however, for claimed violations under (i), (ii) and (vi) above, the Executive shall have a period of thirty (30) days in which to present exculpatory information concerning a claimed violation to the Board, or to cure said violation.

“Change in Control” shall mean (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization fifty percent (50%) or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity, or (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

“Confidential Information” shall mean information that is possessed by or developed for the Company and that relates to the Company’s existing or potential business or technology, which information is generally not known to the public and which information the Company seeks to protect from disclosure to its existing or potential competitors or others, including, without limitation, the following: business plans, strategies, existing or proposed bids, costs, technical developments, existing or proposed research projects, financial or business projections, investments, marketing plans, negotiation strategies, training information and materials, information generated for client engagements and information stored or developed for use in or with computers. Confidential Information also includes information received by the Company from others for which the Company has an obligation to treat as confidential, including all information obtained in connection with client engagements.

“Disabled” shall mean that Executive is unable to perform his services under this Agreement for a continuous period of six months by reason of his physical or mental illness or incapacity with reasonable accommodation. If there is any dispute as to whether Executive is or was physically or mentally unable to perform his duties under this Agreement, such question shall be submitted to a licensed physician agreed to by Executive (or any legal guardian lawfully appointed) and the Company, or, if they are unable to so agree, appointed by the Orange County branch of the American Arbitration Association at the request of either Executive (or such legal guardian) or the Company. Executive shall submit to such examinations and provide such information as such physician may reasonably request and the determination of such physician as to Executive’s physical or mental condition shall be binding and conclusive upon Executive and the Company.

“Good Reason” shall mean any of the following that occur without Executive’s prior written consent, (i) the assignment to Executive of duties which are substantially inconsistent with Executive’s position, duties, responsibilities, and status hereunder, (ii) an adverse change in Executive’s reporting responsibilities, titles, or office as an employee, or a material reduction in Executive’s duties and responsibilities; or (ii) any breach of this Agreement by the Company (iv) any reduction in Executive’s Base Salary, Bonus, or benefits as described herein or (v) the relocation of Executive’s principal place of employment by more than fifty (50) miles; provided, however, that for claimed violations above, the Company shall have a period of thirty (30) days in which to cure said violation.